Neil Weiner
c/o Foxhill Capital Partners, LLC
12 Roszel Road, Suite C101
Princeton, NJ 08540

August 23, 2013

Board of Directors
Cambium Learning Group, Inc.

17855 North Dallas Parkway, Suite 400 Dallas, Texas 75287

Gentlemen:

Reference is hereby made to that certain Current Report on Form 8-K (the “Filing”) filed by Cambium Learning Group, Inc. (the “Company”), on August 19, 2013, which purports to describe my disagreement with the Company as a basis for my resignation from the Company’s Board of Directors (the “Board”), effective as of August 14, 2013. Although my resignation letter is attached to the Filing, I disagree with the statements made by the Company regarding the reasons for my resignation. To be clear, the basis for my resignation and my disagreement with the Company, was not about the Company’s share buyback program or that it was an inefficient allocation of the Company’s capital. Instead, my disagreement with the Company stemmed from my belief that the Board appears to be failing to protect the interests of minority stockholders, by taking actions which I believe are designed to benefit the Company’s majority stockholder, Veronis Suhler Stevenson (“Veronis”). By way of example, I expressed my concern that the Company’s share buyback program could be utilized by Veronis to acquire the Company at a significant discount, given the Company’s current depressed stock price. While I did express concern with the Board’s use of cash, I am not opposed to a share buyback program per se. I am opposed, however, to any party acquiring the Company at less than fair value.

As I stated in my resignation letter, I believe the Board needs truly independent directors with some level of ownership in the Company so that the interests of all stockholders are adequately represented. With my resignation, it was and continues to be my hope that I have impressed upon stockholders an urgent need to question whose interests this Board is truly looking out for.

Sincerely,
/s/ Neil Weiner
Neil Weiner